Exhibit 5.1

[Letterhead of Jones Day]

[Date], 2014

TEL-Applied Holdings B.V.

Kerkenbos 1015, Unit C, 6546 BB

Nijmegen, The Netherlands

Re: Registration Statement on Form S-4 of TEL-Applied Holdings B.V.

Ladies and Gentlemen,

1.	Introduction

1.1

We are acting as counsel in respect of matters of Netherlands law to TEL-Applied Holdings B.V., a Dutch private limited liability company (besloten vennootschap) (“HoldCo”), in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) by HoldCo under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to [            ] ordinary shares of HoldCo (the “Shares”) that may be issued pursuant to the Business Combination Agreement, dated as of September 24, 2013, as amended (the “Business Combination Agreement”), by and between Applied Materials, Inc., a Delaware corporation (“Applied”), and Tokyo Electron Limited, a Japanese corporation (kabushiki kaisha) (“TEL”).

1.2	Under the terms of the Business Combination Agreement, at the Closing (as defined in the Business Combination Agreement):

(a)	HoldCo will issue 3.25 Shares for each share of TEL common stock then issued and outstanding to a newly formed direct subsidiary of TEL incorporated in Japan (“TEL Exchange Sub”);

(b)	TEL and TEL Exchange Sub will effect a share-for-share exchange, whereby TEL will become an indirect subsidiary of HoldCo (the “TEL Share Exchange”);

(c)	HoldCo will be converted from a private limited liability company into a public limited liability company (naamloze vennootschap) (the “Conversion”);

(d)	HoldCo will issue one Share for each share of Applied common stock then issued and outstanding to a newly incorporated wholly owned indirect Delaware subsidiary of HoldCo (“Applied US HoldCo”); and

(e)	a newly organized wholly owned direct Delaware subsidiary of Applied US HoldCo will be merged (the “Applied Merger”) with and into Applied.

Following the TEL Share Exchange and the Applied Merger, both Applied and TEL will be wholly owned subsidiaries of HoldCo.

1.3	The Shares will be issued by HoldCo against contributions-in-kind to be received by HoldCo (the “Contributions-in-kind” and each a “Contribution–in-kind”).

2.	Documents Reviewed

2.1	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	a Joinder Agreement to the Business Combination Agreement, as amended;

(c)	Amendment No. 1 to the Business Combination Agreement dated February 14, 2014;

(d)

the deed of incorporation of HoldCo dated January 6, 2014 and its articles of association (statuten), which according to the Extract referred to below are the articles of association of HoldCo as currently in force;

(e)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to HoldCo dated the date of this letter (the “Extract”);

(f)

resolutions of the managing board of HoldCo adopted on January 16, 2014 authorizing, inter alia, the execution by HoldCo of a Joinder Agreement to the Business Combination Agreement and the transactions contemplated thereby;

(g)	resolutions of the sole shareholder of HoldCo adopted on January 16, 2014 approving the execution by HoldCo of Joinder Agreement to Business Combination Agreement;

(h)

the draft deed of conversion and amendment of the articles of association of HoldCo (the “Deed of Conversion”) including the articles of association proposed to be in effect as of the Closing Date (the “Closing Articles of Association”);

(i)

resolutions of the sole shareholder of HoldCo to be adopted prior to the Closing approving, inter alia, (i) the amendment of the articles of association of HoldCo substantially in the form of the Closing Articles of Association and (ii) the delegation to the Board of Directors of HoldCo (the “Board of Directors”), of the power to issue shares in the capital of HoldCo and to limit or exclude any pre-emption rights relating to such shares (the “Shareholders Resolutions”);

(j)

draft resolutions of the Board of Directors to be adopted prior to the Closing resolving or authorizing, inter alia, (i) to proceed with the Conversion and the amendment of the articles of association of HoldCo substantially in the form of the Closing Articles of Association and (ii) the issue of such numbers of shares in the capital of HoldCo as will be required to be issued in connection with, and in order to implement, the TEL Share Exchange and the Applied Merger in accordance with the terms of the Business Combination Agreement (the “Board Resolutions”);

(k)

a draft deed of issue in relation to the TEL Shares to be executed by and among HoldCo and TEL and a draft deed of issue in relation to the Applied Shares to be executed by and among HoldCo and Applied US Holdco (the “Deeds of Issue”)

(collectively: the “Documents”),

and such other documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

3.	Assumptions

3.1	In rendering this opinion we have assumed:

(a)

the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof, remained accurate and in full force and effect without modifications;

(b)	that the Business Combination Agreement constitutes legal, valid and binding obligations of the parties thereto and is enforceable in accordance with its terms under all applicable laws;

(c)

that the information set out in the Extract is complete and accurate on the date of this opinion letter and consistent with the information contained in the file kept by the Trade Register with respect to HoldCo;

(d)	that as at or prior to the Closing, as applicable,

(i)

the Board of Directors will have drawn up and all members of the Board of Directors will have signed descriptions of the Contributions-in-kind as set out in sections 2:204b paragraph 1 and 2:94b paragraph 1 of the Dutch Civil Code (Burgerlijk Wetboek, “DCC”);

(ii)	the independent accountants appointed by HoldoCo will have issued:

(A)	a statement as set out in section 2:72 DCC in relation to the Conversion;

(B)

a statement as set out in section 2:94b paragraph 2 DCC with respect to the Contributions-in-kind to be received by HoldCo in relation to the issuance of the Applied Shares, and these statements will be correct and no further auditors report will be required;

(iii)	the Shareholders Resolution will have been adopted by the shareholders of HoldCo;

(iv)	the Board Resolutions will have been adopted by the Board of Directors,

(v)	the Conversion and amendment of HoldCo’s articles of association will take place pursuant to the Deed of Conversion prior to the issue of the Applied Shares;

(vi)	the Deeds of Issue will be or will have been executed,

in each case substantially in the form of the drafts and forms referred to in paragraphs 2.1(g) – 2.1(j) above;

(e)	that at the time of the relevant Contributions-in-kind in accordance with the Deeds of Issue:

(i)

the value of the Contributions-in-kind to be made in relation to the TEL Shares is at least equal to the aggregate nominal value of the issued TEL Shares and the value of the Contributions-in-kind to be made in relation to the Applied Shares is at least equal to the aggregate nominal value of the issued Applied Shares; and

(ii)	the Contributions-in-kind have been validly transferred to HoldCo.

(f)	that the TEL Shares and the Applied Shares will be validly accepted by the subscribers for them;

4.	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 2 and 3 and subject to the qualifications set out in paragraph 5 and any matters not disclosed to us (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with the issue of any Share), we are of the opinion that:

4.1	the Shares, when issued pursuant to and in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid up and non-assessable.

5.	Qualifications

5.1	This opinion is subject to the following qualifications:

(a)

we express no opinion as to the accuracy of any representations given by HoldCo or any other party (express or implied) under or by virtue of the Documents save in so far as the matters represented are the subject matter of specific opinions set forth above;

(b)

this opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) insolvency and winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings, or other laws relating to or affecting the rights of creditors;

(c)

“Non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion means that HoldCo has no right to require the holder of any Share, by reason of being a holder alone, to pay it any additional amount in addition to the amount required for the Share to be fully paid (without prejudice to claims based on tort (onrechtmatige daad)).

6.	Netherlands Law

6.1

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, of the European Community, as they stand at the date of this opinion letter and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be (Netherlands law) and the opinion and statements expressed in this opinion letter are limited in all respects to, and are to be construed and interpreted in accordance with Netherlands law. Unless otherwise specifically expressed in this opinion letter, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or EU competition law or tax law.

6.2

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of any developments or changes under Netherlands law following the date of the opinion letter.

6.3

In this opinion letter, Netherlands legal concepts are expressed in English terms and not in their original Netherlands terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions.

7.	Reliance

7.1

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the registration of the Shares pursuant to the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

7.2

Each person relying on this opinion agrees, in so relying, that only Jones Day shall have any liability in connection with this opinion, and that, except as otherwise required by the Securities Act, the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law.

7.3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,